EXHIBIT 5.1

                       OPINION OF MORRISON & FOERSTER LLP

May 27, 2005

Crdentia Corp.
14114 Dallas Parkway, Suite 600
Dallas, Texas 75254

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 of Crdentia Corp., a Delaware corporation (the "Company"), to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 9,334,824 shares of the Company's common stock, $0.0001 par value per share (the "Stock") which will be issuable under the Company's 2004 Stock Incentive Plan (the "Plan") and options, restricted stock grants and purchase rights made pursuant to written compensation arrangements (collectively, the "Stock Rights").

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the adoption of the Plan and the issuance of the Stock pursuant to the Plan and the Stock Rights, and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of Stock pursuant to the Plan and in connection with the Stock Rights, the Company will receive consideration in an amount not less than the aggregate par value of the Stock covered by each such issuance.

Based upon and subject to the foregoing, we are of the opinion that the Stock, when issued pursuant to the terms of the Plan and upon exercise of the Stock Rights, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration
Statement.

Very truly yours,

/s/ Morrison & Foerster LLP